Exhibit 5

[NUTTER letterhead]

January 21, 2005

Cambridge Heart, Inc.

1 Oak Park Drive

Bedford, MA 01730

Re: Registration Statement on Form S-2

Ladies and Gentlemen:

We have acted as counsel to Cambridge Heart, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-2 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 20,120,000 shares of Common Stock, $.001 par value per share (the “Common Stock”), of the Company. The shares of Common Stock being registered include: (i) 11,111,112 shares of Common Stock currently issuable upon the conversion of outstanding shares of Series B Convertible Preferred Stock previously issued in a private placement (the “Series B Shares”), (ii) 5,555,557 shares of the Company’s Common Stock currently issuable upon the conversion of shares of Series B Convertible Preferred Stock issuable upon the exercise of warrants that were issued in connection with the same private placement (the “Series B Warrants”), (iii) 953,333 shares of the Company’s common stock currently issuable upon the exercise of warrants that were issued in connection with the same private placement (the “Common Stock Warrants”) and (iv) such additional shares of Common Stock as may be issued pursuant to the anti-dilution provisions of the Series B Convertible Preferred Stock. The shares of the Company’s Common Stock referenced in sub-clauses (i), (ii) and (iii) above are referred to herein collectively as the “Shares.” All of the Shares are being registered on behalf of certain stockholders of the Company (the “Selling Stockholders”).

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have also relied on certificates of public officials.

Our opinion below, insofar as it relates to the Selling Stockholders’ shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of the Series B Shares and assumes that the Company receives the exercise price stated in the Series B Warrants and the Common Stock Warrants upon exercise of such warrants.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholders have been duly authorized and, when issued following (a) the conversion of the Series B Shares in accordance with the terms of the certificate of incorporation of the Company, as amended to date, (b) the exercise of

January 21, 2005

the Series B Warrants in accordance with the terms of such warrants and conversion of the shares of Series B Preferred Stock issued upon such exercise in accordance with the terms of the certificate of incorporation of the Company, as amended to date, and (c) the exercise of the Common Stock Warrants in accordance with the terms of such warrants, will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Our opinions are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/    Nutter, McClennen & Fish, LLP

NUTTER, McCLENNEN & FISH, LLP

JEM/JED/MLB